UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 18, 2023

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	TELL	NYSE American LLC

8.25% Senior Notes due 2028	TELZ	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 18, 2023, Tellurian Inc. (the “Company”) entered into a binding commitment letter (the “Commitment Letter”) with a fund of Blue Owl Real Estate Capital LLC (the “Investor”) regarding the sale and leaseback of approximately 800 acres of land (the “Property”) owned and/or leased by Driftwood LNG LLC, a wholly owned subsidiary of the Company or an affiliate (“Driftwood LNG”), to be used for the proposed Driftwood liquefied natural gas terminal facility (the “Driftwood terminal”) in Lake Charles, Louisiana. The Commitment Letter effectively replaced the previously announced letter of intent, dated as of April 4, 2023, between the Company and the Investor (the “LOI”).

Pursuant to the Commitment Letter, the transaction (the “Transaction”) will consist of (i) the sale by Driftwood LNG, and purchase by a special purpose entity to be formed by the Investor (the “Purchaser”), of Driftwood LNG’s interests in the Property for $1.0 billion (the “Purchase Price”) pursuant to a purchase and sale agreement (the “Purchase Agreement”) and (ii) upon (and as a condition to) the closing of the transactions contemplated by the Purchase Agreement, a 40-year lease of the Property from the Purchaser to Driftwood LNG pursuant to a master lease (the “Master Lease”). Terms of the Master Lease will include, among others, (i) a capitalization rate of 8.75%, (ii) annual rent escalators of 3.00%, (iii) a requirement that Driftwood LNG post a letter of credit equal to 12 months of rent, and (iv) a requirement that joint and several contingent guarantors of the Master Lease (the “Contingent Guarantors”) hold an investment grade rating of BBB or higher or attain an equivalent shadow credit rating, and be otherwise acceptable to the Purchaser.

Pursuant to the Commitment Letter, during the one-year period ending on or around July 18, 2024, the Company and its affiliates must negotiate exclusively with the Purchaser with respect to the Transaction and must not solicit, accept, or negotiate any other offer for the sale and leaseback of, or any substantially similar transaction with respect to, the Property (the “Exclusivity Period”). If during the Exclusivity Period, the Company breaches the foregoing exclusivity provision or enters into a sale–leaseback transaction or any equity or debt investment or financing or similar transaction with respect to, or otherwise in connection with or related to a final investment decision (or similar final decision to move forward with the construction) of, the Driftwood project (whether or not secured directly or indirectly by the Property or the direct or indirect owners of the Property or any interest therein) with a party other than the Purchaser, and does not enter into the Transaction with the Purchaser, then the Company will be obligated to pay the Purchaser a fee equal to 3% of the Purchase Price (the “Break Fee”). The Commitment Letter also provides that the Purchaser will be required to pay the Company the Break Fee if all conditions precedent to the Purchaser’s obligations to consummate the Transaction during the Commitment Period (as defined below) are satisfied or waived by the Purchaser and the Purchaser fails to fund the Purchase Price in accordance with the terms of the Purchase Agreement.

Pursuant to the Commitment Letter, the period in which the Purchaser may be obligated to consummate the Transaction will commence on July 18, 2023, and terminate upon the earliest to occur of (i) January 14, 2024, (ii) the termination of the Commitment Letter in accordance with its terms, and (iii) the termination of the Purchase Agreement (such period, the “Commitment Period”). The closing of the Transaction will occur upon the satisfaction of the closing conditions in the Purchase Agreement, including the Company or its affiliates securing equity and debt commitments in a sufficient amount with respect to the development of the Driftwood project on terms satisfactory to the Purchaser. The Purchaser’s obligation to complete the Transaction is also subject to the parties’ entry into definitive agreements, including the Purchase Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated herein by reference to this Item 1.02.

On July 18, 2023, the LOI was terminated. The terms and conditions of the LOI were substantially similar to those of the Commitment Letter, except with respect to the terms of the Exclusivity Period, Commitment Period, or similar period, and the Break Fee.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

Date: July 19, 2023	By:	/s/ Daniel A. Belhumeur
	Name:	Daniel A. Belhumeur
	Title:	Executive Vice President and General Counsel